Bank Local. LOCALFIRSTBANK.COM June 1, 2021 First Bancorp Acquisition of Select Bancorp, Inc.

2 IMPORTANT INFORMATION FOR SHAREHOLDERS AND INVESTORS Caution Regarding Forward-Looking Statements This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding First Bancorp's and Select Bancorp, Inc.'s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the combination of First Bancorp and Select Bancorp, Inc., including future financial and operating results, expected cost savings, expected impact on future earnings, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and you are cautioned not to place undue reliance on any forward-looking statements. We assume no duty to update forward-looking statements. In addition to factors previously disclosed in First Bancorp’s and Select Bancorp, Inc.'s reports filed with the Securities and Exchange Commission (“SEC”), the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by First Bancorp and Select Bancorp, Inc.’s shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the First Bancorp and Select Bancorp, Inc. businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve and legislative and regulatory actions and reforms. Non-GAAP Measures Statements included in this presentation include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with First Bancorp’s News Release of April 27, 2021 reporting our operating results as of and for the quarter ended March 31, 2021, and Select Bancorp, Inc.’s News Release of April 28, 2021, both of which provide a reconciliation of non-GAAP measures to GAAP measures. Management believes that these non-GAAP measures provide additional useful information that allows readers to evaluate the ongoing performance of each company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider each company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of each company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of each company’s results or financial condition as reported under GAAP.

OUR COMBINED COMPANY

FIRST BANCORP | Select Bancorp Inc.



SLCT (22)
SLCT LPO (3)
FBNC (102)
Arlington
Charlottesville
Richmond
Roanoke
Virginia
Virginia Beach
Winston-Salem
Greensboro
Raleigh
Asheville
Charlotte
North Carolina
Greenville
Morehead City
Wilmington
Columbia
South Carolina
Myrtle Beach
Charleston
81
77
95
85
20

Pro Forma Highlights (1)

Assets	$9.6 billion
Loans	$6.0 billion
Deposits	$8.3 billion
Market Capitalization	$1.6 billion
Employees	1,328
Projected Population Growth	4.5%
Total Population Served	18 million

- ✓ ***Solidifies FBNC as the premier North Carolina community bank***
- ✓ ***Increased scale in high growth, familiar geographies***
- ✓ ***Financially attractive combination***
- ✓ ***Low-risk transaction***

(1) Based on:

- Assets, Loans, Deposits, and number of employees as of 3/31/21
- Market capitalization as of 5/28/21
- Pro forma projected population growth deposit weighted by county as of 6/30/20; represents population growth estimates for 2021-2026
- Total Population Served defined as the sum of the population of each MSA in which FBNC or SLCT has a branch
- Community bank defined as institutions with less than $15 billion in assets

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4 TRANSACTION TERMS (1) Based on FBNC’s closing price of $44.37 as of 5/28/21 (2) Based upon the price per share, 17,227,104 shares of SLCT, and 306,589 outstanding in-the-money options with weighted average strike price of $10.14 outstanding as of 4/30/21 (3) Based on SLCT’s tangible book value per share of $9.76 as of 3/31/21 (4) Ratio of the tangible book value multiple paid to SLCT relative to FBNC’s tangible book value trading multiple as of 5/28/21 (5) Based on SLCT’s consensus 2022 earnings per share estimate of $1.16 as of 5/28/21, per FactSet Research Systems Buyer ‒ First Bancorp (Nasdaq: FBNC) Price Per Share ‒ $18.10 (1) Seller ‒ Select Bancorp, Inc. (Nasdaq: SLCT) Consideration ‒ 100% Stock; 0.408x fixed exchange ratio Aggregate Deal Value ‒ $314 million (2) Pro Forma Ownership ‒ FBNC: 80% / SLCT: 20% Board Representation ‒ 2 SLCT Board Members will join the Board of FBNC Required Approvals ‒ FBNC and SLCT shareholder votes and customary regulatory approvals Expected Closing ‒ 4th Quarter 2021 Transaction Multiples ‒ 1.85x tangible book value (3) o 92% pay-to-trade (4) ‒ 15.6x 2022 consensus EPS (5)

KEY TRANSACTION METRICS AND ASSUMPTIONS

FIRST BANCORP Select Bancorp Inc.

Key Assumptions [1]

- Gross loan credit mark of $20.1 million or 1.5% of SLCT loans
  - PCD loan credit mark: $10.1 million (recorded as ACL)
  - Non-PCD loan credit mark: $10.1 million, accreted to income over life of loans
  - Assumes establishment of Day 2 CECL reserve equal to non-PCD credit mark
- All other fair market value marks: $3.1 million net write-up
- Establishment of $3.2 million reserve for SLCT unfunded commitments immediately after the transaction closes
- One-time restructuring charges of $20 million after-tax
- 45% cost savings, 75% realized in 2022 and 100% thereafter
- Revenue synergies identified, but not included in financial modelling
- Core deposit intangible of 0.50% of non-time deposits, amortized using sum-of-the-years digits method over 7 years

Estimated Transaction Metrics

Key Transaction Impacts to FBNC

Fully-Phased EPS Accretion	~10%
Initial Tangible Book Value Impact	~3% dilutive
Tangible Book Value Earnback	~2 years

Pro Forma Capital Ratios at Close [2]

TCE / TA	9.2%
Leverage Ratio	10.2%
CET1 Ratio	12.9%
Tier 1 Ratio	13.6%
Total Risk Based Capital Ratio	14.9%

(1) Preliminary estimates – subject to change
(2) Pro forma capital ratios shown at the holding company level

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6 Strategically Compelling TRANSACTION RATIONALE ‒ Solidifies FBNC’s position as North Carolina’s leading community bank ‒ Improved market share in several of the fastest growing markets in the region ‒ Builds meaningful scale in established Carolinas markets and extends footprint into Virginia ‒ High quality, core-funded franchise ‒ Market overlap allows for operating efficiencies ‒ Comprehensive due diligence process ‒ Extensive knowledge of markets and customer base ‒ Pristine balance sheet with history of strong credit quality ‒ Combination of two conservative community banks ‒ Approximately 10% earnings accretion once cost savings are fully realized ‒ Tangible book value earnback of approximately 2 years ‒ Enhances performance metrics ‒ Pro forma capital ratios remain “well-capitalized” Financially Attractive Low Risk

7 Source: S&P Global Market Intelligence Data as of or for the three months ended 3/31/21 (1) Deposit market share data as of 6/30/20 ‒ Founded in 2000 in Dunn, NC ‒ 22 branches and 3 LPOs positioned in attractive, high-growth markets ‒ Top 10 deposit market share in 13 of 18 counties of operation (1) OVERVIEW OF SELECT BANCORP, INC. Franchise Highlights $1.8B Assets $1.6B Deposits 1.7% Core PTPP ROAA $1.3B Loans 1.0% Reserves / Loans 0.6% NPAs / Assets 15.1% Core ROATCE 9.4% TCE / TA Summary Balance Sheet Information MRQ Profitability Highlights Asset Quality & Capital 85% Loans / Deposits 4.0% NIM Richmond Winston-Salem Greensboro Columbia Virginia Beach Lexington-Fayette Knoxville Atlanta Lumberton Franklin Highlands Blacksburg Dunn Sylva Clinton Fayetteville Morehead City Goldsboro Greenville Lillington Leland Rock Hill Charlotte Burlington Elizabeth City Raleigh Wilmington Holly Springs CorneliusAsheville Greenville Durham Charleston Wilson SLCT Branch (22) SLCT LPO (3) 95 40 85 26 81 77 64 20 95 75 85

8 4.8% 5.6% 3.0% 4.5% 4.7% 4.0% 2.9% NC SC VA FBNC SLCT SE National Average '21 - '26 Projected Pop. Growth Rank Metropolitan Area (%) 1 Myrtle Beach-Conway-North Myrtle Beach, SC-NC 8.5% 2 Hilton Head Island-Bluffton, SC 7.3 3 Raleigh-Cary, NC 7.3 4 Charleston-North Charleston, SC 7.3 5 Spartanburg, SC 6.8 6 Charlotte-Concord-Gastonia, NC-SC 6.6 7 Wilmington, NC 6.6 8 Pinehurst-Southern Pines, NC 6.2 9 Greenville-Anderson, SC 6.1 10 Durham-Chapel Hill, NC 5.9 11 Burlington, NC 5.7 12 Jacksonville, NC 5.5 13 Boone, NC 5.4 14 Seneca, SC 5.4 15 Columbia, SC 5.2 16 Kill Devil Hills, NC 5.1 17 Asheville, NC 5.0 18 Fayetteville, NC 4.8 19 Cullowhee, NC 4.5 20 Greenville, NC 4.4 Leading Employers in Our Markets ’21-’26 Population Growth (%) Top 20 MSAs in the Carolinas by Population Growth Source: S&P Global Market Intelligence Note: Demographic data deposit weighted by county; deposit data as of 6/30/20 DEEPENS PRESENCE IN ATTRACTIVE MARKETS  .Presence in 65% of the top 20 fastest growing markets in our region     Our Market Presence                 FBNC Market SLCT Market

STRONG DEPOSIT SHARE IN OUR MARKETS

FIRST BANCORP | Select Bancorp Inc.



Pro Forma County Market Share
#1 to #5
#6 to #10
Greater than #10
Richmond
Virginia Beach
Winston-Salem
Greensboro
Burlington
Holly Springs
Durham
Elizabeth City
Raleigh
Lillington
Greenville
Asheville
Sylva
Cornelius
Dunn
Goldsboro
Clinton
Franklin
Highlands
Blacksburg
Charlotte
Greenville
Rock Hill
Morehead City
Jacksonville
Leland
Wilmington
Fayetteville
Columbia
Lumberton
Myrtle Beach
Charleston

- ✓ ***#1 community bank in our markets of operation***
- ✓ ***Top 5 market share in 60% of our combined markets***

Combined Counties of Operations (1)

Rank	Community Bank Rank (2)	Institution	Deposits ($mm)	Market Share	Branches
1	--	Truist Financial Corp.	$34,875	21.6 %	260
2	--	Wells Fargo & Co.	32,436	20.1	218
3	--	Bank of America Corp.	19,571	12.1	124
4	--	First Citizens BancShares Inc.	15,644	9.7	169
5	**1**	**Pro Forma**	**7,214**	**4.5**	**124**
5	--	The PNC Financial Services Group Inc.	7,015	4.3	85
6	**1**	**First Bancorp**	**5,857**	**3.6**	**102**
7	--	TowneBank	4,808	3.0	15
8	--	Pinnacle Financial Partners Inc.	4,670	2.9	34
9	--	First Horizon Corp.	4,397	2.7	56
10	--	F.N.B. Corp.	4,078	2.5	63
11	--	Fifth Third Bancorp	4,042	2.5	47
12	--	South State Corp.	2,251	1.4	22
13	2	Fidelity BancShares (N.C.) Inc.	1,887	1.2	41
14	**3**	**Select Bancorp Inc.**	**1,357**	**0.8**	**22**
15	--	United Bankshares Inc.	1,309	0.8	33
16	4	Southern BancShares (N.C.) Inc.	1,226	0.8	27
17	5	HomeTrust Bancshares Inc.	1,216	0.8	13
18	6	North State Bancorp	1,020	0.6	7
19	7	Live Oak Bancshares Inc.	1,000	0.6	1
20	--	The Toronto-Dominion Bank	949	0.6	12

Source: S&P Global Market Intelligence; Data as of 3/31/21; Deposit data as of 6/30/20

(1) Includes combined counties of operations for FBNC and SLCT; branches capped at $1.0 billion in deposits

(2) Community Banks defined as banks with less than $15 billion in assets

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10 SUMMARY ‒ In-market deal building density across our footprint ‒ North Carolina’s leading community banking franchise ‒ Attractive financial impact driving top tier performance metrics ‒ Low risk transaction with familiar markets, management and customers ‒ Positioned for further growth and future strategic initiatives

11 Appendix

12 Demand Deposits 35% NOW Accounts 16% Money Market & Savings 36% Retail Time Deposits 6% Jumbo Time Deposits 7% Demand Deposits 28% NOW Accounts 3% Money Market & Savings 45% Retail Time Deposits 7% Jumbo Time Deposits 16% Demand Deposits 36% NOW Accounts 19% Money Market & Savings 34% Retail Time Deposits 6% Jumbo Time Deposits 5% C&D 15% 1-4 Family 18% Multifamily 6% Owner-Occupied CRE 19% Non Owner- Occupied CRE 33% C&I 8% Consumer & Other 1% C&D 12% 1-4 Family 27% Multifamily 4% Owner-Occupied CRE 16% Non Owner- Occupied CRE 24% C&I 12% Consumer & Other 5% C&D 13% 1-4 Family 25% Multifamily 5% Owner- Occupied CRE 17% Non Owner- Occupied CRE 26% C&I 11% Consumer & Other 4% The markets shown in the table held 55% of First Bank’s total loans at December, 2020 compared to 20% at January 1, 2016. Includes acquired growth, excludes PPP. COMPLEMENTARY LOAN & DEPOSIT PORTFOLIOS GREENVILLE Pitt County Source: S&P Global Market Intelligence Data as of or for the three months ended 3/31/21 (1) Excludes purchase accounting adjustments (2) Jumbo time deposits defined as time deposits greater than $100,000 Loan Portfolio Deposit Composition Pro Forma (1) Note: $241M in PPP $6.7B $1.6B $8.3B $4.7B $1.3B $6.0B Note: $51M in PPP Yield on Loans: 4.42% Yield on Loans: 5.28% Cost of Deposits: 0.15% Cost of Deposits: 0.52% (2) (2) (2)

13 ADDITIONAL INFORMATION Additional Information About the Proposed Transaction and Where to Find It This communication is being made in respect of the proposed transaction involving First Bancorp and Select Bancorp, Inc. This material is not a solicitation of any vote or approval by the shareholders of First Bancorp or Select Bancorp, Inc. and is not a substitute for the joint proxy statement/prospectus or any other documents which First Bancorp and Select Bancorp, Inc. may send to their respective shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed transaction, First Bancorp intends to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of First Bancorp and Select Bancorp, Inc. and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and Select Bancorp, Inc.’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. Select Bancorp, Inc. and First Bancorp will mail the joint proxy statement/prospectus to their respective shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF FIRST BANCORP AND SELECT BANCORP, INC. ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other filings containing information about First Bancorp and Select Bancorp, Inc. at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at www.localfirstbank.com and by Select Bancorp, Inc. at www.selectbank.com. First Bancorp, Select Bancorp, Inc. and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of First Bancorp and Select Bancorp, Inc.’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2021 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 23, 2021. Information about the directors and executive officers of Select Bancorp, Inc. and their ownership of Select Bancorp, Inc.’s common stock is set forth in the proxy statement for Select Bancorp, Inc.’s 2021 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 6, 2021. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.